Exhibit 10.2

SOLAZYME DEVELOPMENT AGREEMENT

This Solazyme Development Agreement (“Agreement”) is entered into as of March 30, 2012 (the “Effective Date”), by and among Solazyme Bunge Renewable Oils Coöperatief U.A., a Netherlands Cooperative with a place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (the “Company”), Solazyme Bunge Produtos Renováveis Ltda., a Brazilian limitada with a principal place of business at Fazenda Moema, s/n, Zona Rural, Orindiúva, São Paulo, 15480-000, Brazil (“SB Oils”, and together with the Company, each a “JV Company” and collectively, the “JV Companies”), Solazyme, Inc., a Delaware company with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme, Inc.”) and Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda., a Brazilian limitada with a principal place of business at Avenida Pierre Simon de Laplace, 751 – Campinas/SP, CEP 13063-32, Brazil (“Solazyme Brazil”, and collectively with Solazyme, Inc. and its Affiliates, the “Solazyme Group”).

W I T N E S S E T H:

WHEREAS, the Bunge Group is a global processor of soybeans, rapeseed, canola, sunflower seeds, corn, wheat, sugar cane and other agricultural commodities used to make products and ingredients with numerous applications;

WHEREAS, the Solazyme Group is engaged in the renewable oil and bioproducts business, with expertise and intellectual property in the area of the use of microbes as biocatalysts for converting carbon sources into lipids in non-photosynthetic processes;

WHEREAS, Solazyme Brazil is an Affiliate of Solazyme, Inc., through which Solazyme, Inc. conducts its business in Brazil;

WHEREAS, certain members of the Bunge Group have access to feedstock, such as sugar cane, that could be useful in conjunction with the Solazyme Group’s microbial biotechnology to develop and commercialize Products manufactured in the Manufacturing Territory for use in the Field in the Use Territory;

WHEREAS, Solazyme, Inc. and Bunge Global Innovation, LLC (“BGI”) have entered into a Joint Development Agreement dated May 2, 2011 (the “Joint Development Agreement”), wherein Solazyme, Inc. and BGI have agreed to engage in joint research and development to explore the feasibility of the production of lipid rich biomass from Brazilian sugar cane feedstock as further set forth in the Joint Development Agreement;

WHEREAS, on the date hereof, certain members of the Solazyme Group and certain members of the Bunge Group entered into a Joint Venture Agreement (the “Joint Venture Agreement”) and certain ancillary agreements to establish, through the JV Companies, a joint venture to construct a production facility (the “Initial Plant”), operate the Initial Plant and produce Products in the Manufacturing Territory for use in the Field in the Use Territory (the “Joint Venture”);

WHEREAS, subject to the terms and conditions set forth herein, Solazyme, Inc. and Solazyme Brazil wish to license to the Company, and the Company wishes to sublicense to SB Oils, certain Technology of Solazyme, Inc. and Solazyme Brazil that is necessary or useful for the conduct of the business of the Joint Venture; and

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WHEREAS, Solazyme, Inc. desires to provide certain research and development, and technical support services to the JV Companies.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified herein or in Exhibit A.

1.2 Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Terms defined in the singular shall have the same meanings when used in the plural and vice versa. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to statutes or regulations include all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to herein. All references to “Party” and “Parties” shall be deemed references to parties to this Agreement. Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The term “or” is used in its inclusive sense (“and/or”). The terms “Dollars” and “$” shall mean United States Dollars. The terms “Reais” and “R$” shall mean Brazilian Reais.

1.3 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2

PROJECT–BASED RESEARCH AND DEVELOPMENT

2.1 Research and Development Projects.

(a) Project Plans. Subject to the terms and conditions of this Agreement, Solazyme, Inc. shall conduct one or more Research and Development Projects on behalf of the Company in accordance with written plans in substantially the form attached to Exhibit B, each of which will describe the research and development activities to be conducted by Solazyme, Inc., and, if applicable, by the Company, in the applicable Research and Development Project (each, a “Project Plan”). Each Project Plan will also include a budget of such projects together

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with associated timelines, work plan, resources, payments and other terms and conditions agreed by the parties to the Project Plan. It is contemplated that there may be multiple Project Plans that shall be sequentially numbered referencing different Research and Development Projects, and such agreed-upon Project Plans shall each be attached as part of Exhibit B and incorporated herein. Each Project Plan may be amended by written agreement of the parties to the Project Plan. Solazyme, Inc. will provide, and may not withhold its agreement to provide, project based research and development services and will enter new Project Plans associated therewith on commercially reasonable terms to the extent requested by the Company, as long as members of the Solazyme Group have research and development capacity to render such services.

(b) Responsibility – Solazyme. During the term of the applicable Research and Development Project, Solazyme, Inc. shall use commercially reasonable efforts to conduct its activities as set forth in the applicable Project Plan and seek to achieve the goals set forth therein within the time and budget set forth therein. The Solazyme Group shall not be entitled to reimbursement for any activity(ies) conducted under a Project Plan in an amount that exceeds the budgeted amount(s) for such activity(ies) in the Project Plan. Except as provided in Section 2.1(a), no member of the Solazyme Group shall, without its respective written consent, be required to perform research or development activities in connection with a particular Research and Development Project, obtain any Third Party license or incur any expense other than as set forth in the applicable Project Plan.

(c) Responsibility – Company. During the term of the applicable Research and Development Project, the Company shall use commercially reasonable efforts to conduct its respective activities as set forth in the applicable Project Plan and seek to achieve the goals set forth therein within the time and budget set forth therein. Notwithstanding any other provision of this Agreement, no JV Company shall, without its respective written consent, be required to perform research or development activities in connection with a particular Research and Development Project, obtain any Third Party license or incur any expense other than as set forth in the applicable Project Plan.

2.2 Research Project Term. The term of each Research and Development Project shall be as set forth in the applicable Project Plan (the “Project Term”). The parties to each Project Plan may determine whether to extend the Research and Development Project for an additional period, and if they agree to extend the Research and Development Project, will agree in writing upon a research and/or development plan for such additional period, the duration of such period and budget, work plan, timelines, resources, payments and other terms and conditions for such period.

2.3 Research Records. The Solazyme Group and the JV Companies shall maintain complete and accurate records of their respective activities under the applicable Research and Development Projects (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research and Development Project (and in a form and in detail information sufficient to establish dates of conception and reduction to practice of any Solazyme Project Technology).

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2.4 Reports. Solazyme, Inc. and the Company shall present to each other, reports describing (a) the Project Plan activities that they have performed, or caused to be performed, since the preceding meeting on a schedule as provided in the Project Plan, evaluating the work performed in relation to the goals and timeline of the Project Plan, and (b) their research and development activities in process and the future activities they expect to initiate, as compared to the Project Plan. In addition, Solazyme, Inc. and the Company shall report promptly to each other any material developments with respect to activities that they are responsible for performing under the Project Plan.

2.5 Employees; Contractors. Solazyme, Inc. and Solazyme Brazil agree that they will not permit an employee or contractor (or any employee or contractor of a member of the Solazyme Group) to conduct work on or related to this Agreement or the Project Plans unless such employee or contractor has executed a written agreement in favor of Solazyme, Inc. or Solazyme Brazil containing (i) confidentiality provisions no less stringent than those contained in this Agreement and (ii) provisions assigning to Solazyme, Inc. or Solazyme Brazil any invention or discovery made by such employee or contractor in connection with the performance of the applicable Project Plan(s).

2.6 Technology Ownership. All Technology resulting from the Research and Development Projects (“Solazyme Project Technology”) whether made by a JV Company or a member of the Solazyme Group, or jointly by a JV Company, on the one hand, and a member of the Solazyme Group, on the other hand, shall be owned, as among the JV Companies and the Solazyme Group, by Solazyme, Inc., but shall be subject to the licenses provided in Article 6.

2.7 Funding. The Company shall provide funding for the Research and Development Projects to Solazyme, Inc. as provided in the Project Plan and at the Fully-Loaded Cost of the Solazyme, Inc. personnel providing the services.

ARTICLE 3

MATERIAL TRANSFER

3.1 Materials; Limited Use.

(a) Transfer of Materials. In the course of the Research and Development Projects, a Party or one of its Affiliates (the “Transferring Party”) may transfer to another Party or one of its Affiliates (the “Recipient”), chemical or biological materials (e.g., microbes, products of microbe conversion such as triglyceride oils, biomass, etc.). The provisions of this Agreement, including Articles 6, 8 and 10, shall apply to such materials, as well as to any progeny or modifications thereof (original materials, progeny and modified materials are collectively referred to as “Transferred Materials”).

(b) Limited Rights. The Recipient agrees not to (a) use the Transferred Materials received from the Transferring Party for any purpose other than to conduct the Research and Development Project(s) for which they were provided, or attempt to (b) determine the sequence of, modify, or otherwise duplicate or substantially reproduce any of the Transferred Materials.

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(c) Results. The Recipient will promptly disclose to the Transferring Party any data generated, summaries, and conclusions generated in connection with any use, testing and evaluation of the Transferred Materials (“Results”) as described in the applicable Project Plan or as otherwise requested by the Transferring Party. The Results, and related reports, shall be deemed to be Confidential Information subject to the terms of Article 10.

(d) Transfer. The Recipient may distribute portions of the Transferred Materials to any of its Affiliates or any contractor or agent providing services to a JV Company in the ordinary course of business (each, an “Authorized Transferee”), but may not otherwise distribute any of the Transferred Materials to any Third Party without the written consent of the Transferring Party; provided, however, that a Recipient shall require any Authorized Transferee to which it intends to distribute any portion of the Transferred Materials to undertake written obligations limiting transfer and use at least as stringent as those set forth in this Section 3.1. Notwithstanding the foregoing, except as contemplated in a Project Plan, no Recipient may distribute any algae strain to a Third Party without the prior consent of Solazyme, Inc.

(e) Nature of Transferred Materials. The Recipient acknowledges that the Transferred Materials may be experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Transferred Materials. The Transferring Party shall inform the Recipient of any handling hazards of which the Transferring Party is aware regarding the original Transferred Materials provided by the Transferring Party. Further, at the time of delivery, the Transferring Party will provide to the Recipient a MSDS for such Transferred Materials, if applicable.

ARTICLE 4

PLATFORM RESEARCH AND DEVELOPMENT

4.1 Research and Development. During the term of this Agreement, the Solazyme Group will continue to conduct research and development activities potentially applicable to the Products, the Field, the Plant(s) and the Plant(s)’s operations. Such research and development is expected to include strain development, molecular biology and process development and shall be conducted in accordance with the research and development plans of Solazyme, Inc., as determined by it from time to time (collectively, “Solazyme Platform Research”).

4.2 Solazyme Platform Technology. All Technology resulting from the Solazyme Platform Research that is owned or Controlled by the Solazyme Group on or prior to the Maintenance Termination Date shall be “Solazyme Platform Technology.” Solazyme, Inc. will report to the JV Companies, not less than twice per year (approximately six months apart), on the progress of activities being done in the Solazyme Platform Research that Solazyme, Inc. reasonably believes could be of benefit to the operations of the JV Companies. At such meetings, and otherwise, the JV Companies or any member of the Bunge Group may suggest

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areas of research exploration in the areas of the production of triglyceride oils through Microbe-Based Catalysis that might benefit the JV Companies, and Solazyme, Inc. will reasonably consider such suggestions in planning and carrying out its research and development programs.

4.3 Funding. Payment by the Company to Solazyme, Inc. for the Solazyme Platform Research performed by the Solazyme Group resulting in Solazyme Platform Technology (the

“Technology Maintenance Fee”) shall be equal to *; provided, however, that if the Solazyme Group incurs less than * in research and development expenses in any such year, then the Technology Maintenance Fee payable by the Company for such year shall be equal to the greater of (i) * of the actual research and development expenses incurred by the Solazyme Group for that year and (ii) *. Notwithstanding the foregoing, if the Solazyme Group does not conduct a reasonable level of research and development in the area of the production of triglyceride oils through Microbe-Based Catalysis that, if successful, likely would provide substantial benefit to the JV Companies, then the Company shall have an option to discontinue all further payments of the Technology Maintenance Fee by written notice to Solazyme, Inc. Findings of “reasonable level of research” and “likely would provide substantial benefit” as provided in the immediately preceding sentence shall be made by the Board pursuant to Articles 6 and 19 of the Joint Venture Agreement, as applicable. The Company shall pay the yearly amount due hereunder in four (4) equal installments after each calendar quarter, prorated on a daily basis for any partial calendar quarter.

ARTICLE 5

TECHNICAL SERVICES

5.1 Technical Services. Solazyme, Inc. will provide technical services to assist the JV Companies in the operation of the Plant(s). All Technology resulting from such technical services (“Solazyme Technical Services Technology”) shall be owned by Solazyme, Inc. Such technical services will include:

(a) Direct access to a qualified Solazyme, Inc. technical service representative who will act as a single point of contact for the JV Companies. For the first * after the Initial Plant is operational, and * if requested by either of the JV Companies, such representative’s primary work location will be on-site at the Initial Plant. Thereafter, such representative could be remotely located. It is currently contemplated that the person serving as such representative will change from time-to-time as the character of the support (engineering, process development, commissioning, operating) changes.

(b) Technical services from Solazyme, Inc., including Plant(s) and Microbe performance monitoring and assessment, product analysis, data review, operating procedure consultation, and process engineering support for ongoing Plant(s) operations.

(c) If a JV Company desires to implement any Solazyme Platform Technology in any of the Plant(s), Solazyme, Inc. will provide appropriate personnel with expertise in technology transfer and scale-up of the subject Technology for such time as reasonably necessary to facilitate the transfer and implementation of such Solazyme Platform Technology in such Plant(s).

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(d) Maintaining back-up start-up vials of Microbes that are used in the Plant(s) in sufficient quantities to supply to the Plant(s) in the event of an emergency, and providing samples of such to the JV Companies. Such back-up source shall include at least one master cell bank at Solazyme Brazil and another at Solazyme, Inc. The quantity of each source of back-up start-up vials must at all times be sufficient to restart operations of SB Oils within * of all Microbes used by SB Oils in production of Products being destroyed.

5.2 Funding.

(a) All technical services provided by Solazyme, Inc. to assist the JV Companies in the operation of the Plant(s) will be performed by Solazyme, Inc. at its Fully-Loaded Cost, or, if agreed amongst the relevant Parties, according to another fee arrangement. Payment for such services shall be made by the Company to Solazyme, Inc.

(b) Beginning with the Commencement of Construction of the Initial Plant and thereafter for * (each such year beginning on Commencement of Construction or anniversary thereof and ending one year later, a “Retainer Year”), unless otherwise mutually agreed, the Company will pay a non-refundable retainer to Solazyme, Inc. of * per year (approximately * full-time equivalent employees), payable in four (4) equal installments quarterly (prorated by business days for any partial calendar quarter) in advance on the first day of each calendar quarter, as a prepayment of such technical services, from which the cost of technical services actually incurred shall be deducted; provided, however, that any excess retainer payments (i.e. if the aggregate cost of the technical services provided to the JV Companies for the Retainer Year are less than *) at the end of the Retainer Year shall be neither further creditable nor refundable. The purpose of this retainer is to allow Solazyme, Inc. to maintain sufficient personnel on staff to meet the technical service requirements of the JV Companies. Solazyme, Inc. shall provide a monthly statement showing in reasonable detail the quantity of technical services provided hereunder in the applicable month and the Fully-Loaded Cost thereof. Once the Fully-Loaded Cost of the technical services provided to the JV Companies in any quarter exceeds the aggregate amount of the retainer paid so far in the Retainer Year, then the Company shall pay to Solazyme, Inc., the amount of such excess. If the combination of quarterly payments made by the Company to Solazyme, Inc. for a given calendar year exceeds * but the actually Fully-Loaded Cost of the technical services provided to the JV Companies in such year is less than *, then Solazyme, Inc. shall promptly refund to the Company the difference between the amount actually paid by the Company and *.

ARTICLE 6

LICENSES

6.1 Solazyme License to the Company and Sublicense to SB Oils. Subject to the terms and conditions of this Agreement, (i) Solazyme, Inc. and Solazyme Brazil hereby grant to the Company and (ii) the Company hereby grants to SB Oils, a non-exclusive, royalty-free license/sublicense, with the right to grant and authorize sublicenses through multiple tiers, under the rights, title and interest of the Solazyme Group in and to:

(a) all of its Background Technology existing on or prior to the Maintenance Termination Date;

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(b) the Solazyme JDA Technology;

(c) the Solazyme Project Technology;

(d) the Solazyme Platform Technology; and

(e) the Solazyme Technical Services Technology;

in each case, solely to make and have made in the Plant(s), use, offer for sale and sell Products manufactured in the Manufacturing Territory for use in the Field in the Use Territory.

6.2 Company and SB Oils License to Solazyme, Inc. Subject to the terms and conditions of this Agreement (x) SB Oils grants to the Company, and (y) the Company grants to Solazyme, Inc.:

(a) a non-exclusive, royalty-free license, with the right to grant and authorize sublicenses through multiple tiers, under the JV Company Technology (other than JV Company Technology that is either Microbe Technology or Oil Processing Technology), solely:

(i) to make and have made products made outside of the Manufacturing Territory for use, sale, offer for sale and import inside the Use Territory for any and all applications and purposes in the Secondary Field, or outside of the Use Territory for any and all applications, purposes and fields of use; and

(ii) to make or have made products made inside the Manufacturing Territory:

(A) for use, sale, offer for sale and import inside of the Use Territory for any and all applications, purposes and fields of use outside of the Primary Field; and

(B) for use, sale, offer for sale and import outside of the Use Territory for any and all applications, purposes and fields of use.

(b) an exclusive (subject to the license/sublicense in Section 6.1), worldwide, royalty-free license, with the right to grant and authorize sublicenses through multiple tiers, under the JV Company Technology that is Microbe Technology for any and all applications, purposes and fields of use.

6.3 Solazyme Tradename License. Subject to the terms and conditions of this Agreement, (i) Solazyme, Inc. hereby grants to the Company and (ii) the Company hereby grants to SB Oils, a limited, non-exclusive, royalty-free, non-transferable license, without the right to

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sublicense, to the Solazyme trademark “Solazyme” solely as part of the name of each of the JV Companies for their use in connection with their respective operations; provided, however, that such Solazyme trademark shall be used only in conjunction with the Bunge trademark “Bunge”. Such license shall terminate if and when members of the Solazyme Group own, collectively, less than ten percent (10%) of the outstanding and issued securities of the Company.

6.4 Solazyme Third Party Agreements.

(a) With respect to any Technology that Solazyme, Inc. seeks to in-license, if Solazyme, Inc. reasonably believes such Technology (if licensed to the JV Companies) would be of benefit to the operations of the JV Companies in the Field, then Solazyme, Inc. shall present such license opportunity to the JV Companies. The JV Companies will then have ten (10) days from the date of presentation to instruct Solazyme, Inc. as to whether it wishes Solazyme, Inc. to attempt to obtain the right to sublicense such rights to the JV Companies of equivalent scope as the rights licensed pursuant to Section 6.l and upon such terms as would be acceptable to the JV Companies. Solazyme, Inc. shall also use reasonable efforts to ensure that any in-license opportunity allows Solazyme, Inc. to make such a presentation to the JV Companies. If instructed to do so within such 10-day period, Solazyme, Inc. shall then use reasonable efforts to obtain such sublicense rights. Unless any such Third Party Agreement permits sublicensing to one or more of the JV Companies without payment, without any restrictions on the conduct of the JV Companies business (other than Field and territory restrictions consistent with Section 6.1 as applicable to the Technology licensed) and without any other obligations, such as to grant licenses back to any Technology, Patents or other intellectual property owned by or licensed to any of the JV Companies, to the Third Party of the Third Party Agreement, such Technology shall not be deemed part of the Technology licensed pursuant to Section 6.1. unless and until either of the JV Companies notifies Solazyme, Inc. of the desire of one or more of the JV Companies to be licensed thereunder. Solazyme, Inc. acknowledges that neither the JV Companies nor their licensees/sublicensees have any obligation to Solazyme, Inc. or any other Person concerning any Third Party Agreement unless specifically agreed in writing by the applicable JV Company(ies). The JV Companies acknowledge that in the event Solazyme, Inc. is not able to obtain the right to sublicense to the JV Companies the applicable rights, or permit disclosure to the JV Companies of the terms of the in-license, despite the use of reasonable efforts do so, Solazyme, Inc. nonetheless shall be permitted to enter into such agreement with such Third Party for use of the Technology.

(b) The JV Companies acknowledge that certain Technology within the scope of rights granted in Section 6.1 may after the Effective Date become licensed to Solazyme, Inc. pursuant to, or otherwise be subject to, the terms of, a Third Party Agreement, and that the licenses granted by Solazyme, Inc. in Section 6.1 with respect to Technology licensed to Solazyme, Inc. after the Effective Date, will, subject to Section 6.4(a), be subordinate to the terms of any such Third Party Agreement.

(c) The JV Companies further acknowledges that, with respect to Technology licensed to Solazyme, Inc. pursuant to or otherwise subject to the terms of a Third Party Agreement, the licenses granted by Solazyme, Inc. in Section 6.1 may, subject to Section 6.4(a), result in payment, indemnification and/or other obligations by Solazyme, Inc. to the Third Party as a consequence of the grants made in Section 6.1 and/or practice of such rights, and the JV

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Companies agree that they shall only receive such a license or sublicense if one or more of the JV Companies agrees in writing, in a form reasonably acceptable to the applicable JV Company(ies) and Solazyme, Inc., to pay any such amounts and/or perform any other obligations due in connection with the grant of the license or sublicense to the applicable JV Company(ies) or practice of such license or sublicense by the applicable JV Company(ies) or their sublicensee(s) (which payments may include royalties on product sales by a JV Company or its sublicensees), and to otherwise comply with the terms of such Third Party Agreement applicable to the activities of the applicable JV Company.

(d) Solazyme, Inc. (1) shall use reasonable efforts to either (x) maintain in force and effect any Third Party Agreement for which a JV Company has accepted in writing the obligations therein, or (y) assign the Third Party Agreement to the JV Company(ies) if so desired by the applicable JV Company(ies), and (2) may not, without the advance written consent of the applicable JV Company(ies), amend or modify the terms of any such Third Party Agreement in any way that materially affects the rights granted to the applicable JV Company(ies) hereunder (including the cost to the applicable JV Company(ies)), and Solazyme, Inc. shall provide to the applicable JV Company prompt notice thereof at least forty-five (45) days prior to any applicable deadline.

6.5 Right to Sublicense. Subject to the other terms and conditions of this Agreement, including, without limitation, Section 6.4 and this Section 6.5, any JV Company may grant sublicenses under the licenses granted in Section 6.1 as it deems appropriate, but such sublicenses may only grant rights within the scope of the rights granted under Section 6.1 and only with the prior written consent of Solazyme, Inc., such consent not to be unreasonably withheld, delayed or conditioned.

6.6 Company Third Party Agreements. In connection with the manufacture of Products in the Manufacturing Territory for use in the Field in the Use Territory, in any agreement that a JV Company or any of its respective sublicensees enters with a Third Party relating to the manufacture, sale or use of any Product, whether a license agreement, distribution agreement, supply agreement or other agreement, the applicable JV Company shall ensure that any such agreement shall include provisions that (i) prohibit the manufacture of any Product outside the Manufacturing Territory, (ii) prohibit the sale of any Product for any use outside the Field, (iii) prohibit the sale of any Product for any use outside the Use Territory, and (iv) prohibit the export of any Product outside of the Use Territory.

6.7 No Other Licenses. This Agreement grants no Party any licenses in or to any intellectual property Controlled by such Party or its Affiliates, whether by implication, estoppel, or otherwise, other than the licenses that are expressly granted in this Article 6.

ARTICLE 7

PAYMENTS; PAYMENT REPORTS; AUDITS

7.1 Invoices. Solazyme, Inc. shall issue invoices for each payment provided in Sections 2.7, 4.3 and 5.2, and the Company shall pay the amount due within thirty (30) days of receipt of invoice. Such invoices shall be accompanied by sufficient back-up documentation to support each such payment.

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7.2 Payment Method; Late Payments. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the applicable Party. All payments shall be made in the currency provided in the applicable invoice and shall be non-creditable and non-refundable, except as provided in Section 5.2(b). Any payments that are not paid on the date such payments are due under this Agreement shall bear interest at the lesser of (i) the prime rate (as reported by the Bank of America, San Francisco, California) for payments in Dollars, or CDI multiplied by 1.2 for payments in Reais, in each case on the date such payment is due, plus an additional two percent (2%) or (ii) the maximum rate permitted by law in the jurisdiction such payments are due, in each case calculated on the number of days such payment is delinquent. Nothing in this Section shall prejudice any other rights or remedies available to any Party hereunder or at law or equity.

7.3 Taxes.

(a) The Company will bear, and will indemnify the members of the Solazyme Group for, all Taxes imposed on amounts payable under this Agreement or as a result of a JV Company’s receipt of property or services under this Agreement, except for any net income Taxes imposed upon any member of the Solazyme Group (all such non-excluded Taxes, “Indemnified Taxes”). All payments made under this Agreement shall be made free and clear of any Taxes, unless a Party is required to withhold or deduct Taxes under Applicable Law. If a Party is required to withhold or deduct any amount for or on account of any Indemnified Taxes from any payment made pursuant to this Agreement, the applicable Party will pay such additional amounts (“Additional Amounts”) to the applicable member of the Solazyme Group as may be necessary so that the net amount (including Additional Amounts) received by the applicable member of the Solazyme Group after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount the applicable member of the Solazyme Group would have received if such Indemnified Taxes had not been withheld or deducted.

(b) Any Tax required to be withheld under Applicable Law on amounts payable under this Agreement will promptly be paid by the applicable Party on behalf of the applicable member of the Solazyme Group to the appropriate governmental authority, and the applicable Party will furnish the applicable member of the Solazyme Group with proof of payment of such tax.

(c) The Parties will reasonably cooperate with respect to all documentation required by any taxing authority or reasonably requested by the applicable Party to secure a reduction in the rate of applicable withholding Taxes.

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ARTICLE 8

INVENTIONS AND PATENTS

8.1 Ownership.

(a) Background Technology. As among the Parties, each Party retains ownership of its own Background Technology.

(b) Certain Other Solazyme Technology. As among the Parties, Solazyme, Inc. shall solely own all Solazyme JDA Technology, Solazyme Project Technology, Solazyme Platform Technology and Solazyme Technical Services Technology.

(c) JV Company Technology. As among the Parties, the Company shall solely own all JV Company Technology.

(d) Inventorship; Authorship. Inventorship and rights of ownership of inventions and discoveries made in the performance of this Agreement, whether or not patentable, and regardless of where made shall be determined in accordance with U.S. patent law. Authorship and rights of ownership of copyrightable works made in the performance of this Agreement shall be determined in accordance with U.S. copyright law.

8.2 Patent Prosecution.

(a) Solazyme. As among the Parties, Solazyme, Inc. shall have the right, at its sole discretion and cost, to prepare, file, prosecute and maintain, all patent applications and patents with respect to (i) the Background Technology of the Solazyme Group, (ii) the Solazyme Project Technology, (iii) the Solazyme Platform Technology, (iv) Solazyme JDA Technology and (v) the Solazyme Technical Services Technology, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

(b) JV Companies. As among the Parties, the Company shall have the right, at its sole discretion and cost, to prepare, file, prosecute and maintain, all patent applications and patents with respect to the JV Company Technology, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. Notwithstanding the foregoing, in the event that the Company elects in writing not to exercise (or fails to commence such exercise within thirty (30) days from receipt of a written request to do so from Solazyme, Inc.) any of the rights described in this Section 8.2(b) with respect to any JV Company Technology that is Microbe Technology, then Solazyme, Inc. shall have the right (but not the obligation) to exercise such rights, at its sole cost and expense.

(c) Cooperation. The Parties shall each, at its own expense, reasonably cooperate with and help another Party in connection with its activities under Sections 8.1 and 8.2, at the requesting Party’s request, including the execution of any assignment documents or other actions necessary to vest ownership as set forth in Section 8.1.

8.3 Enforcement.

(a) Solazyme. As among the Parties, Solazyme, Inc. shall have the sole right, but not the obligation, at its sole cost, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in (i) its Background Technology,

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(ii) the Solazyme Project Technology, (iii) the Solazyme Platform Technology, (iv) Solazyme JDA Technology and (v) the Solazyme Technical Services Technology, and to settle any such action. Solazyme, Inc. shall retain all recoveries or awards relating to such infringing activity or proceedings.

(b) JV Companies. As among the parties, the Company shall have the sole right, but not the obligation, at its sole cost, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in the JV Company Technology, and to settle any such action. Notwithstanding the foregoing, in the event that the Company elects in writing not to take legal action to enforce or defend any declaratory action or counterclaim (or fails to give notice to Solazyme, Inc. of its intent to do the foregoing within thirty (30) days from receipt of a written request to do so from Solazyme, Inc.) with respect to any JV Company Technology that is Microbe Technology, then Solazyme, Inc. shall have the right (but not the obligation) to enforce or defend any declaratory action or counterclaim in regard to such Microbe Technology, at its sole cost and expense, and to settle any such action.

(c) Cooperation. Each Party agrees to render such reasonable help in connection with enforcement activities described in this Section 8.3 as the enforcing Party may request. Except as otherwise agreed, costs of maintaining any such action shall be paid by and any recoveries shall belong to the Party(ies) bringing the action.

8.4 Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to this Agreement by one Party to another Party regarding intellectual property or technology owned by Third Parties or any Party (or their respective Affiliates), the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Joint Venture and the research and development contemplated under this Agreement, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Joint Venture and the research and development conducted under this Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity from discovery that may otherwise be applicable. By sharing any such information and materials, no Party intends to waive or limit any privilege or immunity from discovery that may apply to the shared information and materials. No Party shall have the authority to waive any privilege or immunity on behalf of any other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against another Party.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Solazyme Representations and Warranties. Solazyme, Inc. hereby represents and warrants to the Company that, as of the Effective Date:

(a) to the Knowledge of Solazyme, (i) the practice of its Background Technology as contemplated in the JV Agreements can be practiced in the Manufacturing

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Territory and Use Territory without infringing any Patent of any Third Party and (ii) the disclosure to the JV Companies or use by the JV Companies of any Confidential Information provided by it or its Affiliates under this Agreement does not and will not constitute misappropriation of trade secrets or infringement of copyrights of any Third Party;

(b) none of the Technology or Patents licensed to the JV Companies under this Agreement includes any Technology or Patent not owned by Solazyme, Inc., other than incidental research licenses in the ordinary course of business that do not restrict commercial exploitation of the Products;

(c) all fees payable to any governmental authority to issue or maintain in effect the Patents licensed to the JV Companies under this Agreement in the Manufacturing Territory and Use Territory and due before the Effective Date have been paid in full in a timely manner, and, to the Knowledge of Solazyme, (i) all such issued or granted Patents are valid and enforceable and (ii) there exist no facts that would render any such issued or granted Patents invalid or unenforceable;

(d) to the Knowledge of Solazyme, no Person is infringing, misappropriating or otherwise violating any of the Technology or Patents licensed to the JV Companies under this Agreement or any foreign counterparts thereof;

(e) to the Knowledge of Solazyme, (i) none of the Technology or Patents licensed to the JV Companies under this Agreement nor any foreign counterparts thereof are the subject of any court order, litigation, claim, demand, dispute, summons, reexamination or opposition, cancellation or other inter partes proceeding and (ii) none of such things are threatened;

(f) no Person has notified Solazyme, Inc. in writing, or, to the Knowledge of Solazyme, orally, that Solazyme, Inc.’s or any of its licensee’s practice of any of the Technology or Patents licensed to the JV Companies under this Agreement and foreign counterparts thereof infringe, misappropriate or otherwise violate or will infringe, misappropriate or otherwise violate the intellectual property rights of any Person.

9.2 Disclaimer. The Parties each specifically disclaim any representation, warranty or guarantee that any research and development provided for in this Agreement will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE JV COMPANY TECHNOLOGY, SOLAZYME JDA TECHNOLOGY, SOLAZYME PROJECT TECHNOLOGY, SOLAZYME PLATFORM TECHNOLOGY, SOLAZYME TECHNICAL SERVICES TECHNOLOGY, SOLAZYME BACKGROUND TECHNOLOGY, ANY INFORMATION DISCLOSED HEREUNDER, ANY TRANSFERRED MATERIALS, OR ANY MATERIALS, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY JV COMPANY TECHNOLOGY, SOLAZYME JDA TECHNOLOGY, SOLAZYME PROJECT TECHNOLOGY, SOLAZYME PLATFORM TECHNOLOGY, SOLAZYME TECHNICAL SERVICES TECHNOLOGY, OR SOLAZYME BACKGROUND TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality Obligations. All information disclosed by one Party or its Affiliate to another Party or its Affiliate pursuant to this Agreement shall be the “Confidential Information” of the Party who disclosed it (or the Party whose Affiliate disclosed it) for all purposes hereunder. Each Party agrees that, during the Term and for five (5) years after the termination of this Agreement, such Party shall, and shall ensure that its Affiliates and its and their respective officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose, any Confidential Information or materials furnished to it by another Party or its Affiliates (including, without limitation, know-how of the disclosing Party or its Affiliates). The foregoing obligations shall not apply to any information disclosed by a Party or its Affiliates hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or its Affiliates; or

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party or its Affiliates.

Specific information shall not become exempt from the obligations herein merely because it is embraced by general information within any of the exceptions according to Section 10.1 (a) – (e) above. Combinations of parts of information are not exempt from the obligations herein if any of the exceptions of Section 10.1 (a) – (e) applies only to such parts but not to their combination.

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A receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article 10 by the receiving Party or its Affiliates, and shall cooperate with the disclosing Party and its Affiliates in every reasonable way to help the disclosing Party and its Affiliates regain possession of such Confidential Information and to prevent its further unauthorized use.

10.2 Authorized Disclosure. A Party or its Affiliates may disclose the Confidential Information belonging to another Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted in this Agreement with the advance written consent of the disclosing Party, such consent not to be unreasonably withheld, conditioned or delayed;

(b) regulatory filings with any governmental authority necessary for the activities contemplated under this Agreement;

(c) disclosure required by applicable securities laws and regulations (including Nasdaq rules), provided, however, that the disclosure therein is limited to the extent necessary, as determined by securities counsel for the Party seeking to make such disclosure, and provided such Party endeavors to obtain confidential treatment of any disclosed information to the extent allowed under Applicable Law;

(d) in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10; or

(e) in connection with litigation to which a Party is a party or otherwise as required by valid court order or legal process; provided, however, that such Party gives the disclosing Party advance notice of such required disclosure, limits the disclosure to that actually required as determined by counsel for the Party seeking to make such disclosure, and cooperates in any other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

10.3 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of all the Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a potential transaction to investment bankers, investors, and potential investors, licensees, or acquirers and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10 and (b) a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange Commission if required by applicable securities laws and regulations, as determined by securities counsel for the Party seeking to make such filing. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, research and development information (such as Exhibit B), and other competitively sensitive information of each Party, to the extent allowed, as reasonably determined by securities counsel for the Party seeking to make such disclosure. In addition, Solazyme, Inc. may disclose the definition of “Products”, “Field”, “Manufacturing Territory”

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and “Use Territory” to licensees and potential licensees of its Technology to the extent that it is necessary to enable Solazyme, Inc. to license its Technology outside the scope of the licenses granted to the Company hereunder; provided, however, that the licensee or potential licensee has undertaken written confidentiality obligations at least as stringent as those set forth in this Article 10.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification.

(a) Indemnity Obligation to the Solazyme Group.

(i) From the Company. The Company agrees to indemnify and hold harmless, each of the members of the Solazyme Group, and each of their respective officers, directors, employees and agents (each a “Solazyme Indemnitee”) from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) and/or judgments and/or amounts paid in settlement that any Solazyme Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings to the extent arising out of or in connection with: (i) any breach or inaccuracy of any of the representations, warranties and/or covenants in this Agreement of any of its Company Indemnitees; and/or (ii) any acts (whether of omission or commission) by any of its Company Indemnitees and/or its sublicensees, relating to the development, manufacture, importation, use, offer for sale, sale and/or other commercial exploitation of any Product, including, without limitation, patent infringement, product liability and environmental claims, except, in each case, to the extent due to the negligence or willful misconduct of a Solazyme Indemnitee or breach or inaccuracy of any of the representations, warranties and/or covenants in this Agreement of any Solazyme Indemnitee.

(ii) From SB Oils. SB Oils agrees to indemnify and hold harmless, each Solazyme Indemnitee from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) and/or judgments and/or amounts paid in settlement that any Solazyme Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings to the extent arising out of or in connection with: (i) any breach or inaccuracy of any of the representations, warranties and/or covenants in this Agreement of any of its Company Indemnitees; and/or (ii) any acts (whether of omission or commission) by any of its Company Indemnitees and/or its sublicensees, relating to the development, manufacture, importation, use, offer for sale, sale and/or other commercial exploitation of any Product, including, without limitation, patent infringement, product liability and environmental claims, except, in each case, to the extent due to the negligence or willful misconduct of a Solazyme Indemnitee or breach or inaccuracy of any of the representations, warranties and/or covenants in this Agreement of any Solazyme Indemnitee.

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(b) Indemnity Obligation to the JV Companies.

(i) From Solazyme, Inc. Solazyme, Inc. agrees to indemnify and hold harmless each of the JV Companies, and each of their respective officers, directors, employees and agents (each a “Company Indemnitee”) from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) and/or judgments and/or amounts paid in settlement that any Company Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings to the extent arising out of or in connection with any breach or inaccuracy of any of the representations, warranties and/or covenants in this Agreement of any of its Solazyme Indemnitees, except to the extent due to the negligence or willful misconduct of a Company Indemnitee or breach or inaccuracy of any of the representations, warranties and/or covenants in this Agreement of any Company Indemnitee,

(ii) From Solazyme Brazil. Solazyme Brazil agrees to indemnify and hold harmless each Company Indemnitee from and against all actions, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and expert fees) and/or judgments and/or amounts paid in settlement that any Company Indemnitee may suffer as a result of any Third Party claims, demands, actions or other proceedings to the extent arising out of or in connection with any breach or inaccuracy of any of the representations, warranties and/or covenants in this Agreement of any of its Solazyme Indemnitees, except to the extent due to the negligence or willful misconduct of a Company Indemnitee or breach or inaccuracy of any of the representations, warranties and/or covenants in this Agreement of any Company Indemnitee.

(c) Procedure. If a Party intends to claim indemnification under Section 11.1(a) or Section 11.1(b), such Party (the “Indemnitee”) shall promptly notify the Party from whom it is seeking indemnity (the “Indemnitor”) in writing of any claim for indemnification, and, except as otherwise expressly provided in this Agreement, the Indemnitor shall have control of the defense and/or settlement thereof using counsel reasonably acceptable to the Indemnitee. However, if the Indemnitee believes (based on the advice of outside counsel) that due to potential conflicts of interest between the Indemnitee and the Indemnitor, representation of the Indemnitee by the Indemnitor’s counsel would be inappropriate (e.g., due to issues relating to the Field or scope of the rights licensed to the Indemnitor in this Agreement, and rights licensed to another entity), the Indemnitee may select separate counsel and the Indemnitor shall be responsible for the costs of such representation of the Indemnitee. Under all other circumstances, the Indemnitee may, in its sole discretion, participate in any such proceeding with separate counsel of its choice, at its own expense. The foregoing indemnity obligation shall not apply to amounts paid by the Indemnitee in settlement of any claim if such settlement is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be withheld unreasonably. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall provide reasonable cooperation to the Indemnitor and its legal representatives in the investigation of and preparation for the defense against any action, claim or liability covered by this indemnification. The Indemnitor shall not enter into any settlement or consent to an adverse judgment in any such claim, demand, action or other proceeding that admits any wrongdoing on the part of the Indemnitee or its officers, directors, employees or agents, or that imposes additional obligations (financial or otherwise) on the Indemnitee, without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

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(d) For the purposes of this Section 11.1 a Third Party claim shall not include a claim made by or on behalf of a member of the Bunge Group.

11.2 Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 11.2, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY ANOTHER PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN. NOTWITHSTANDING THE FOREGOING, (A) THE ABOVE LIMITATIONS SHALL NOT APPLY IN THE EVENT OF DAMAGES ARISING OUT OF A BREACH OF THE NON-DISCLOSURE AND NON-USE OBLIGATIONS UNDER ARTICLE 10 OR UNAUTHORIZED EXPLOITATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS BEYOND THAT LICENSED UNDER ARTICLE 6, AND (B) NOTHING IN THIS SECTION 11.2 IS INTENDED TO LIMIT ANY PARTY’S OBLIGATIONS UNDER SECTION 11.1 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

ARTICLE 12

TERM; TERMINATION

12.1 Term. The term of this Agreement shall commence on the Effective Date and, except as provided in this Article 12, shall continue in full force until the * (such period during which this Agreement remains in effect in whole or in part, the “Term”).

12.2 Partial Termination upon Material Breach.

(a) If a member of the Solazyme Group is in material breach of any of its obligations under Articles 2, 4 or 5 of this Agreement, a JV Company may give to the breaching Party a written notice specifying the nature of the default, requiring it to make good or otherwise cure such breach, and stating its intention to terminate this Agreement in part if such breach is not cured. Subject to Article 13 and Section 14.8, if such breach is not cured within ninety (90) days (or thirty (30) days with respect to breach of a payment obligation) after the receipt of such notice (or, if not capable of cure within ninety (90) days, the breaching Party is not using commercially reasonable efforts to cure or is not diligently pursuing such cure), the JV Company shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate the provisions of Section 2.1 together with Sections 2.2, 2.4, 2.5 and 2.7 (but not individually) for a material breach of Article 2, all of Article 4 for a material breach of Article 4, or all of Article 5 (other than the second sentence of Section 5.1) for a material breach of Article 5, by written notice to the other Parties.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) If a JV Company is in material breach of any of its obligations under Articles 2, 4 or 5 of this Agreement, Solazyme, Inc. may give to the breaching Party a written notice specifying the nature of the default, requiring it to make good or otherwise cure such breach, and stating its intention to terminate this Agreement in part if such breach is not cured. Subject to Article 13 and Section 14.8, if such breach is not cured within ninety (90) days (or thirty (30) days with respect to breach of a payment obligation) after the receipt of such notice (or, if not capable of cure within ninety (90) days, the breaching Party is not using commercially reasonable efforts to cure or is not diligently pursuing such cure), Solazyme, Inc. shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate the provisions of Section 2.1 together with Sections 2.2, 2.4, 2.5 and 2.7 (but not individually) for a material breach of Article 2, all of Article 4 for a material breach of Article 4, or all of Article 5 for a material breach of Article 5 (other than the second sentence of Section 5.1), by written notice to the other Parties.

(c) Except as provided in Sections 12.2(a) or (b) or in the Joint Venture Agreement, this Agreement may not be terminated for breach, including a material breach, of this Agreement by any other Party.

12.3 Partial Termination for Insolvency.

(a) If voluntary or involuntary proceedings by or against a JV Company are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, Solazyme, Inc. may immediately terminate any or all of Articles 2 (other than Sections 2.3 and 2.6), 4 and 5 (other than the second sentence of Section 5.1) by written notice to the other Parties.

(b) If voluntary or involuntary proceedings by or against Solazyme, Inc. or Solazyme Brazil are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, a JV Company may immediately terminate any or all of Articles 2 (other than Sections 2.3 and 2.6), 4 and 5 (other than the second sentence of Section 5.1) by written notice to the other Parties.

12.4 Partial Termination Pursuant to Joint Venture Agreement. Sections 2.1, 2.2, 2.4, 2.5 and 2.7 and Articles 4 and 5 (other than the second sentence of Section 5.1) shall terminate automatically upon the consummation of BGI’s or its Affiliate’s acquisition of the Solazyme Group’s interest in the Company pursuant to Section 8.3(d), 9.1(e)(ii), 12.2(a)(v), 12.2(b)(v) or 12.3(c)(vi) of the Joint Venture Agreement.

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12.5 Complete Termination for Dissolution.

(a) This Agreement will terminate automatically if the Company is dissolved pursuant to any of Sections 17.1(a)(vi), (vii), (viii) or (ix) of the Joint Venture Agreement.

(b) Either Party may terminate this Agreement immediately upon notice to the other Party if the Company is dissolved pursuant to Section 17.1(a)(v) due to the insolvency or bankruptcy of the Company or SB Oils.

12.6 Certain Effects of Termination. Upon complete termination of this Agreement (i.e., not including partial termination pursuant to Sections 12.2, 12.3 or 12.4, but including termination pursuant to Section 12.5), all licenses for Technology granted under this Agreement shall immediately terminate, the JV Companies shall promptly cease using all such Technology and shall return to Solazyme, Inc. (or destroy and provide Solazyme, Inc. with a certificate of destruction) all Transferred Materials and Confidential Information provided by a member of the Solazyme Group; provided, however, that the JV Companies shall be entitled to retain copies of the Solazyme Group’s Transferred Materials and Confidential Information to the extent necessary to comply with Applicable Law and shall be entitled to retain one copy of the Solazyme Group’s Confidential Information for archival purposes.

12.7 Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination.

12.8 Survival. Termination shall not relieve a Party from obligations that are expressly indicated to survive termination of this Agreement. Without limiting the foregoing, the provisions of Sections 2.3, 2.6, 6.7, 9.2, 12.6, 12.7, and 12.8, the second sentence of Section 5.1 and Articles 1, 8, 10, 11, 13 and 14 shall survive the expiration or complete termination of this Agreement for any reason.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Negotiation. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Parties, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Solazyme, Inc. and to the President of the Company, for good faith discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 13.2.

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13.2 Mediation.

(a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree before resorting to resolution pursuant to any other means, to first try in good faith to settle the dispute by non-binding mediation with a neutral mediator; provided, however, that if such mediation has not occurred within sixty (60) days after a written request for mediation by any Party, then any Party may proceed to resolution pursuant to any other means.

(b) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Parties procedurally or otherwise. No statements made by a Party during the mediation may be used by the other Parties or referred to during any subsequent proceedings.

(c) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.

13.3 Language of Dispute Resolution. All proceedings under this Article 13 (including pursuant to any other means of dispute resolution) shall be conducted in the English language and all documents exchanged among the Parties or submitted in the context of a proceeding under this Article 13 (including pursuant to any other means of dispute resolution) shall be in English or shall be accompanied with a certified English translation of the original document.

ARTICLE 14

MISCELLANEOUS

14.1 Notice.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) ten (10) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).

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(b) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

if to the Company, to:

Solazyme Bunge Renewable Oils Coöperatief U.A.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: Managing Directors

Telephone: *

Facsimile: *

with copies to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

and to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as the Company may designate in a written notice to the other Parties;

if to SB Oils, to:

Solazyme Bunge Produtos Renováveis Ltda.

Fazenda Moema, s/n, Zona Rural, Orindiúva

São Paulo, 15480-000, Brazil

Attn: General Manager

Telephone: [—]

Facsimile: [—]

with copies to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

23

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as SB Oils may designate in a written notice to the other Parties;

if to Solazyme, Inc., to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as Solazyme, Inc. may designate in a written notice to the other Parties; and

if to Solazyme Brazil, to:

Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda.

Avenida Pierre Simon de Laplace

751 – Campinas/SP

CEP 13063-320

Brazil

Attn: General Manager

Telephone: *

with a copy to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: *

Facsimile: *

or to such other address as Solazyme Brazil may designate in a written notice to the other Parties.

14.2 Remedies for Breach. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise.

24	CONFIDENTIAL

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.3 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. No Party shall incur any debts or make any commitments for any other Party.

14.4 Assignment. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Parties; provided, however, that a Party may assign or otherwise transfer this Agreement (a) to any Affiliate or (b) to any successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the transferring Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or other transfer not in accordance with this Section 14.4 shall be void. Notwithstanding the foregoing, in the event that a Party assigns or otherwise transfers this Agreement to its successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets, the intellectual property rights of such successor in interest, and of any of its Affiliates as of immediately prior to such assignment or other transfer, as existing immediately prior to the closing of such transaction, shall be automatically excluded from the rights licensed to another Party under this Agreement.

14.5 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.6 Force Majeure. No Party shall be liable to another Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of god, earthquake, fire, flood, war, accident, explosion, breakdowns or labor trouble; embargoes or other import or export restrictions; shortage of or inability to obtain energy, equipment, transportation or feedstock; or good faith compliance with any regulation, direction or request (whether valid or invalid) made by any governmental authority or any other reason that is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

14.7 Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles. The Parties hereby irrevocably and unconditionally (i) consent to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating thereto except in such courts, (ii) agree that service of any process, summons, notice or document by United States registered or certified mail, to a Party’s address in effect pursuant to Section 14.1, shall be effective service of process for any action, suit or proceeding brought in any such court, (iii) waive any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts,

25

and (iv) waive and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, (a) a Party shall be entitled to seek injunctive or similar relief in the courts of any jurisdiction to protect such Party’s rights and interests ancillary to such litigation, and (b) any action between the Parties regarding the infringement and/or validity of any non-U.S. Patent may be brought by either Party in any court or tribunal having jurisdiction over the Parties and such Patent matters.

14.8 Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Article 13, any applicable time period set forth in this Agreement governing the underlying controversy or claim shall be tolled pending the outcome of the resolution process, after which the time period shall again begin to run.

14.9 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.

14.10 Third Party Beneficiaries. Except for the rights of indemnitees set forth in Article 11, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties and their permitted assigns, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by any of the Parties.

14.11 Fees; Brokers. Each Party shall bear its own legal fees and expenses in connection with this Agreement and the transactions contemplated herein. Each Party represents and warrants to the other Parties that it has not engaged or been involved with any broker or finder in connection with the Agreement or the transactions contemplated herein, and each Party agrees to indemnify and hold the other Parties harmless from and against any broker’s, finder’s or similar fees for which it is responsible.

14.12 Advice of Counsel. Each Party has consulted counsel of their choice regarding this Agreement, and each Party acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

14.13 Entire Agreement; Amendments. The Joint Venture Agreement, this Agreement (including its Exhibits) and the other JV Agreements, taken together, collectively represent the entire understanding and agreement among the Parties with respect to the subject matter of and the transactions contemplated by such agreements. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that

26	CONFIDENTIAL

reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the other JV Agreements and that gives full force and effect to all relevant provisions of the JV Agreements in their entirety. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.14 Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by the other Parties of a breach of any term or provision of this Agreement by a Party shall not be construed as a waiver of any subsequent breach.

14.15 Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this English language version of this Agreement, this English language version of this Agreement shall prevail.

14.16 Export, Import and Regulatory Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties and their Affiliates are subject to prior compliance with U.S. export regulations, Brazilian import regulations, and such other U.S. and Brazilian Applicable Laws. Each of the Parties shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide help to the other Parties as reasonably necessary to obtain any required approvals.

14.17 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signature pages received by facsimile transmission or PDF shall be deemed the same as signature pages with original signatures.

[Signature page follows.]

27	CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Development Agreement as of the day and year first above written.

SOLAZYME, INC.

By:	/s/ Jonathan S. Wolfson
Name:	Jonathan S. Wolfson
Title:	CEO

SOLAZYME BRASIL ÓLEOS RENOVÁVEIS E BIOPRODUTOS LTDA.

By:	/s/ Rogerio Manso
Name:	Rogerio Manso
Title:

SOLAZYME BUNGE RENEWABLE OILS COÖPERATIEF U.A.

By:	/s/ Tyler Painter
Name:	Tyler Painter
Title:

SOLAZYME BUNGE PRODUTOS RENOVÁVEIS LTDA.

By:	/s/ Ricardo Ferreira Santos
Name:	Ricardo Ferreira Santos
Title:

By:	/s/ Andre JS Pereira
Name:	Andre JS Pereira
Title:

Exhibit A – Defined Terms

Exhibit B – Project Plan

Signature page to Solazyme Development Agreement

28	CONFIDENTIAL

EXHIBIT A

Defined Terms

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. As used in this definition, “Control” means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but only during such time as such power exists. Notwithstanding the foregoing, for purposes of this Agreement, (i) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any member of the Solazyme Group or the Bunge Group, (ii) no member of the Solazyme Group shall be deemed to be an Affiliate of the Company or any of its Subsidiaries and (ii) no member of the Bunge Group shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

“Applicable Law” means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or by government authorities.

“Background Technology” means any Technology (i) Controlled by a Party as of the Effective Date, or (ii) Controlled by a Party at any time after the Effective Date and developed or acquired by or on behalf of a Party independent of this Agreement or any of the other JV Agreements. As used in this definition, “Controlled” means, with respect to any item of Technology or intellectual property rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under, such Technology or intellectual property as provided for herein without violating the terms of any agreement or other arrangements with any Third Party or requiring the payment of additional consideration specifically in connection with such grant unless that other Party has agreed in writing to pay for the amount of such payment.

“Bunge Group” means BGI and its Affiliates.

“Business Day” means any day other than a Saturday or Sunday on which federal or state-chartered banks located in New York, New York are open for the conduct of ordinary commercial banking business.

“Commencement of Construction” means the earlier to occur of (a) execution of an engineering, procurement and construction contract for the Initial Plant or (b) execution of a contract for the purchase of a production vessel for the Initial Plant.

“Field” means (i) *, uses and applications, outside the Secondary Field (the “Primary Field”) or (ii) * (the “Secondary Field”).

“Fully-Loaded Cost” means (i) the actual cost of consumable materials, plus (ii) in regard to personnel, such person’s base salary, bonus, social and retirement benefits, any accounting charge for equity compensation (each, as applicable) and a reasonable allocation of

Exhibit A – Page 1

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

overhead consistent with accounting standards applicable to the reporting Person as consistently applied; provided, however, that the costs calculated pursuant to this subclause (ii) shall not exceed 220% of the applicable person’s base salary.

“JV Agreements” means, collectively: (a) the Joint Venture Agreement; (b) this Agreement, (c) the Bunge Development Agreement dated as of the Effective Date by and among Bunge Global Innovation, LLC, Bunge Açúcar Bioenergia Ltda., the Company and SB Oils (the “Bunge Development Agreement”); (d) the Cross-License Agreement dated as of the Effective Date by and among Solazyme, Inc. and Bunge Global Innovation, LLC (the “Cross-License Agreement”); (e) the Feedstock Supply Agreement dated as of the Effective Date by and between Usina Moema Açúcar e Álcool Ltda. and SB Oils; (f) the Administrative Services Agreement dated as of the Effective Date by and among Solazyme Brazil, Bunge Açúcar Bioenergia Ltda. and SB Oils (the “Administrative Services Agreement”); (g) the utility supply agreement, dated as of the Effective Date by and between Usina Moema Açúcar e Álcool Ltda. and SB Oils; (h) the working capital financing agreement, substantially on the terms set forth in Exhibit F of the Joint Venture Agreement, by and among a member of the Bunge Group, the Company and SB Oils; and (i) the agreement by and among Usina Moema Açúcar e Álcool Ltda., Solazyme Bunge Produtos Renováveis Ltda. and Sociedade Energética Orindiuva I Ltda., regarding the use and/or ownership of land at Fazenda Moema (the “Lease”).

“JV Company Technology” means all Technology developed by or on behalf of a JV Company to the extent not specified to the contrary in any of the JV Agreements. JV Company Technology includes: (a) Technology created or conceived by employees of the JV Companies (unless otherwise expressly stated in a JV Agreement), and (b) Technology created or conceived by contractors of the JV Companies (unless otherwise expressly stated in a JV Agreement), including any Technology conceived or created by a member of the Solazyme Group or the Bunge Group while performing their duties on behalf of the Company under the Administrative Services Agreements (unless otherwise expressly stated in a JV Agreement).

“Knowledge of Solazyme” means the actual knowledge of Solazyme’s CEO, President, Chief Technology Officer, General Counsel, or Associate Vice President – Intellectual Property and Patent Counsel.

“Maintenance Termination Date” means the date upon which the JV Companies stop paying the Technology Maintenance Fee to Solazyme, Inc.

“Manufacturing Territory” means *.

“Microbe” means any single-celled microorganism with lipid-producing capability.

“Microbe-Based Catalysis” means that portion of a process in which a Microbe is used as a biocatalyst to convert a carbon source into a triglyceride oil or derivative from the lipid pathway starting with the introduction of carbon sources to the culture medium containing the Microbe and ending with the extraction of the oil or derivative from the Microbe (but not including any process after the extraction of the oil or derivative).

Exhibit A – Page 2

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Microbe Technology” means any Technology consisting of (i) Microbe-Based Catalysis; (ii) any biomass that results from Microbe-Based Catalysis, (iii) any Microbes used for the Microbe-Based Catalysis; (iv) any isolating, screening, selecting, cultivating, or processing of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such screening or selecting; (v) any genetic or metabolic engineering or mutagenesis of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such genetic or metabolic engineering or mutagenesis; (vi) any oils or other materials resulting from Microbe-Based Catalysis, (vii) any uses with respect to any materials resulting from Microbe-Based Catalysis, and (viii) any method or process for separating, recovering and/or extracting any material from any biomass that results from Microbe-Based Catalysis; in each case, with respect to the oils after extraction from the Microbe, to the extent not Oil Processing Technology.

“Oil Processing Technology” means any Technology for the processing of oil starting after the extraction of oil from a Microbe, to and through the point at which the triglyceride oil is suitable for sale, including methods and processes for purifying and processing triglyceride oils resulting from Microbe-Based Catalysis after the extraction of the triglyceride oils from the Microbe biomass, and the oils resulting from such processing.

“Patents” means (a) all national, regional and international patents and other indicia of ownership of an invention granted by any governmental authority, including utility patents, design patents, utility models, petty patents, inventors certificates and plant patents; (b) all applications for any of the foregoing, including divisional, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; and (c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing (described in clauses (a) and (b)).

“Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, cooperative, limitata, joint venture, trust, business trust, association, governmental entity or other legal entity.

“Plants” means the Initial Plant and any other production facilities constructed by any of the JV Companies.

“Product” means triglyceride oils * manufactured through Microbe-Based Catalysis.

“Research and Development Project” means the program of research and development activities conducted by Solazyme, Inc., Solazyme Brazil or their Affiliates in accordance with a Project Plan.

“Solazyme JDA Technology” means all Microbe Program Technology, Juice Preparation Program Technology and other Program Technology (each as defined in the Joint Development Agreement) owned solely by Solazyme, Inc. or its Affiliates or jointly by Bunge and its Affiliates on the one hand, and Solazyme, Inc. and its Affiliates on the other hand.

Exhibit A – Page 3

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Subsidiary” means, with respect to a first Person, any other Person Controlled directly or indirectly by such first Person, wherein the term “Controlled”, as used in this definition, has the same meaning as used in the definition of Affiliate.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by the applicable federal government or other taxing authority.

“Technology” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical help, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, manufacturing procedures, test procedures, and purification and isolation techniques (in each case whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (in each case, whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, and all related intellectual property rights.

“Third Party” means any Person other than a member of the Solazyme Group or a JV Company or its Subsidiary, and their permitted successors and assigns.

“Third Party Agreement” shall mean any agreement entered into by Solazyme, Inc. or Solazyme Brazil with a Third Party, pursuant to which Solazyme, Inc. or Solazyme Brazil obtained or obtains a license or other rights to Technology, with the right to license or sublicense such rights, which are necessary or useful in the Field in the Territory.

“Use Territory” means *.

Additional Definitions. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Term	Section Reference
Agreement	Preamble
Effective Date	Preamble
Company	Preamble
SB Oils	Preamble
JV Companies	Preamble
Solazyme, Inc.	Preamble
Solazyme Brazil	Preamble
Bunge	Recitals
BGI	Recitals
Joint Development Agreement	Recitals
Joint Venture Agreement	Recitals
Joint Venture	Recitals
Initial Plant	Recitals
Party	1.2

Exhibit A – Page 4

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Dollar	1.2
Reais	1.2
Project Plan	2.1
Project Term	2.2
Solazyme Project Technology	2.6
Transferring Party	3.1(a)
Recipient	3.1(a)
Transferred Materials	3.1(a)
Results	3.1(c)
Authorized Transferee	3.1(d)
Solazyme Platform Research	4.1
Solazyme Platform Technology	4.2
Technology Maintenance Fee	4.3
Solazyme Technical Services Technology	5.1
Retainer Year	5.2(b)
Indemnified Taxes	7.3(a)
Additional Amounts	7.3(a)
Confidential Information	10.1
Solazyme Indemnitee	11.1(a)(i)
Company Indemnitee	11.1(b)(i)
Indemnitee	11.1(c)
Indemnitor	11.1(c)
Term	12.1
Primary Field	Definition of Field
Secondary Field	Definition of Field
Bunge Development Agreement	Definition of JV Agreements
Cross License Agreement	Definition of JV Agreements
Administrative Services Agreement	Definition of JV Agreements
Lease	Definition of JV Agreements

Exhibit A – Page 5

EXHIBIT B

Project Plan No. [1]

THIS RESEARCH AND DEVELOPMENT PROJECT PLAN NO. [1] (the “Project Plan”) is made and entered into as of             , 201     (the “Effective Date”), by and between Solazyme Bunge Renewable Oils Coöperatief U.A., a Dutch cooperative (the “Company”) and Solazyme, Inc., a Delaware corporation with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme, Inc.”), and relates to the Solazyme Development Agreement dated             , 2012 (the “Solazyme Development Agreement”). Pursuant to the Solazyme Development Agreement, Solazyme, Inc. has agreed to perform certain research and development for the Company in accordance with written Project Plans, such as this one, entered into from time-to-time.

Solazyme, Inc. and the Company hereby agree as follows:

1. Project Plan. This document constitutes a “Project Plan” under the Development Agreement, and this Project Plan and the research and development contemplated herein are subject to the terms and provisions of the Development Agreement.

2. Research/Development and Payment of Fees and Expenses. The specific research and development contemplated by this Project Plan and the related budget, timeline, payment schedule and other obligations are set forth as follows on the following attachment(s), which are incorporated herein by reference:

DESCRIPTION OF RESEARCH	ATTACHMENT 1
PROJECT BUDGET	ATTACHMENT 1
TIMELINE	ATTACHMENT 1
PAYMENT SCHEDULE	ATTACHMENT 1

3. Term. The term of this Project Plan shall commence on the Effective Date and shall continue until the services described in Attachment 1 are completed, unless this Project Plan is earlier terminated in accordance with the Development Agreement or upon mutual agreement of Solazyme, Inc. and the Company.

4. Amendments. No modification, amendment, or waiver of this Project Plan shall be effective unless in writing and duly executed and delivered by Solazyme, Inc. and the Company.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

SOLAZYME, INC.	SOLAZYME BUNGE RENEWABLE OILS COÖPERATIEF U.A.

By:	By:
Name:	Name:
Title:	Title:

Exhibit B – Page 1